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                                                                     EXHIBIT 4.8


                    TECHNOLOGY AND PRODUCT LICENSE AGREEMENT

This Technology and Product License Agreement ("Agreement") is made effective May 25, 2000 (the "Effective Date") by and among Jacada Ltd. ("Jacada"), located at Droyanov House, 11 Galgalei Haplada St., Herzliya 46766, Israel, and Cortlandt Reade Technical Corporation, located at 2663 Nostrand Avenue, Brooklyn, New York 11210 ("Licensor").

RECITALS

A. Licensor owns certain technology relating to cooperative processing environments ("CPE").

B. Jacada wishes to license from the Licensor the CPE technology and certain products incorporating the CPE technology in order to develop, manufacture, and market products incorporating the CPE technology.

C. Licensor wishes to license the CPE technology and certain products incorporating the CPE technology to Jacada subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.0      DEFINITIONS

         1.1 "Confidential Information" means (a) information which if disclosed (i) in tangible form, is clearly marked as confidential or proprietary, or (ii) in intangible form (such as orally or visually), the disclosing party identifies as confidential or proprietary at the time of disclosure and provides a written summary of such information within thirty (30) days of disclosure and (b) the Jacada Products.

         1.2 "Closing" means the date upon which all of the conditions set forth in Section 2.1 hereof are satisfied.

         1.3 "CPE Product(s)" means those Product(s) described in Attachment 1 and all modifications thereto.

         1.4 "Derivative Work" means technology (including software programs in source code and object code form) derived from the Licensed Technology by or for Jacada pursuant to Section 4.0 below.

         1.5 "Intellectual Property Rights" means worldwide common law and statutory rights associated with (i) patents and patent applications; (ii) works of authorship, including copyrights, copyright applications, copyright registrations and "moral" rights; (iii) trade and industrial secrets and confidential information and the protection thereof; (iv) other proprietary rights relating to intangible intellectual property (specifically excluding trademarks, tradenames and service marks); (v) analogous rights to those set forth above; and (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) now existing or hereafter filed, issued or acquired.

         1.6 "Jacada Product(s)" means any product(s) made by or for Jacada that incorporates a portion of the Licensed Technology, including the Derivative Works, but does not include the Licensed Technology.

         1.7 "Licensed Source Code" means the Source Code described in Attachment 1 as the "Licensed Source Code".

         1.8 "Licensed Technology" means the CPE Products in Source Code form and all ideas, methods, concepts, know-how and technology related thereto, and including the Licensed Source Code and including PAC


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Products described in Attachment 1 as the "Licensed Technology" including
Technical Documentation, User Documentation, error corrections and any test suites provided to Jacada by Licensor hereunder.

         1.9 "PAC" means platform adaptor component products which incorporate the Licensed Technology as further described in Attachment 1.

         1.10 "Product" means any software or hardware product owned by Licensor which incorporates the CPE technology. In the case of software, "Product" includes all computer programs, object code, Source Code, firmware, listings, all platforms (such as UNIX, MVS, Windows NT, etc.), error corrections, updates, upgrades, or the like, and documentation with respect to such Product(s).

         1.11 "Source Code" means program code in high-level computer language readable by humans skilled in the language. "Source Code" includes available related technical documentation and tools, including comments, internal development tools and build environment.

         1.12 "Technical Documentation" means implementation notes, training materials and technical reference materials associated with Licensed Technology, as further described in Attachment 1.

         1.13 "User Documentation" means the manuals and other documents which the Licensor provides with the Licensed Technology for use and reference by end users.

2.0      CLOSING; CONDITIONS PRECEDENT.

         2.1 Mutual Preconditions to Closing. Each party's obligations to consummate and effect this Agreement and the transactions contemplated hereby are subject to the fulfillment and satisfaction at or prior to the Closing of each of the following conditions:

                  (a) Each party shall have obtained all corporate and legal consents necessary to execute and deliver this Agreement and all related documents and to consummate the transactions contemplated hereby;

                  (b) The representations and warranties of each party in this Agreement shall be true and correct in all materials respects on and as of the Closing as though representations and warranties were made on and as of the Closing and each party shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by the Closing.

         2.2 Preconditions to Closing. The obligations of Jacada to consummate and effect this Agreement and the transactions contemplated hereby are subject to the fulfillment and satisfaction at or prior to the Closing of each of the following conditions:

                  (a) Intellectual Property Agreements. Licensor shall have produced any and all documentation or agreements which purport to transfer Intellectual Property Rights in the Licensed Technology to Licensor, including but not limited to, those listed on Attachment 2;

                  (b) Third Party Consents. Any and all required consents, waivers, and approvals including those listed on Attachment 2 shall have been obtained;

                  (c) Employment Arrangements. Two persons selected by Jacada who will support the Licensed Technology shall have entered into "at-will" employment arrangements reasonably satisfactory to Jacada and subject to and in compliance with Jacada's standard Human Resources policies and procedures;

                  (d) Disclaimers of Ownership. Licensor shall have delivered to Jacada in a form acceptable to Jacada either (i) certificates from each of Precise Connectivity Solutions Ltd., Raymond Litvin and Precise Software Solutions Ltd. (the "Third Parties") which either disclaim any ownership interest in the Licensed


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Technology or consent to the terms and conditions of this Agreement or (ii)
evidence that the Third Parties have no ownership rights in the Licensed Technology;

                  (e) Delivery by the Licensor. Licensor shall have delivered the Licensed Technology pursuant to Section 3.0;

                  (f) Certificate of Licensor. Licensor shall have delivered to Jacada a certificate executed on behalf of Licensor by its President and Chief Executive Officer to the effect that, as of the Closing:

                           (i) all representations and warranties made by the Licensor in this Agreement are true and correct in all material respects;

                           (ii) all covenants and obligations of this Agreement to be performed by Licensor on or before such date have been so performed in all material respects; and

                           (iii) the conditions set forth in this Section have been satisfied; and

                  (g) Project Plan and Implementation Schedule. Licensor shall have delivered to Jacada and Jacada shall have accepted the Project Plan and Implementation Schedule for the Project, all as defined and described in
Section 13 hereof.

3.0      DELIVERY.

         3.1      Delivery.

                  (a) Licensed Technology and Documentation. Licensor will deliver to Jacada the Licensed Technology in Source Code form no later than the Effective Date at a location to be designated by Jacada. In addition, Licensor will provide to Jacada such other documentation and information as may be reasonably required to enable Jacada to install and test the Licensed Technology for compliance and acceptance by Jacada.

                  (b) Means of Delivery. All deliveries to Jacada shall be made FCA Destination (INCO Terms, 1990) and pursuant to Jacada's written instructions with respect to form (physical or electronic) and location.

         3.2 Source Code Review. Until the Closing, Jacada shall have the right to review and evaluate the Licensed Technology. Based on its review, Jacada may determine in its sole discretion that it does not desire to license the Licensed Technology. In this event, Jacada shall be entitled to terminate this Agreement upon written notice to Licensor without liability.

4.0      LICENSE GRANTS AND RESTRICTIONS

         4.1 Source Code License. Licensor grants to Jacada a paid-up, non-exclusive, perpetual, irrevocable and worldwide license under Licensor's Intellectual Property Rights to (i) copy, use internally, modify and enhance the Source Code of the Licensed Technology to create Derivative Works, and to support the Licensed Technology and integrate the Licensed Technology with Jacada Products or other products, (ii) compile Source Code of the Licensed Technology and Derivative Works into object code for use, display, demonstration, marketing, distribution and sublicensing to third parties through single or multiple tiers of distribution, and (iii) display, demonstrate, market, distribute and sublicense Source Code copies of the Licensed Technology and Derivative Works on any media or via any electronic or other distribution method now known or later discovered. For the avoidance of doubt, the parties expressly agree that the foregoing license shall be deemed to grant to Jacada all of the rights and licenses to the Licensed Technology which are necessary for Jacada to exercise all of the rights of an owner of the Licensed Technology, subject to Sections 4.2, 5.1 and 9 hereof. Licensor expressly agrees that the foregoing license is transferable to any third party (i) in connection with the transfer by Jacada of any of its product lines in which the Licensed Technology is incorporated; or (ii) which acquires all or substantially all of its assets or stock, by operation of law or otherwise.


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         4.2      Third Party Licenses. Jacada's sublicense agreement(s) shall be consistent with Jacada's rights and obligations under this Agreement to the extent permitted in all material respects.

         4.3 Moral Rights. Licensor waives and agrees never to assert, either during or following the term of this Agreement, any "moral" or equivalent rights (including, without limitation, rights of attribution, integrity, disclosure, and withdrawal) or to institute or maintain any action against Jacada relative to any such rights in the Licensed Technology, Derivative Works, error corrections or any Jacada Product. To the extent that such rights cannot be waived by operation of law, Licensor grants Jacada a license to such rights sufficient to allow Jacada to exercise the rights granted in this Agreement.

         4.4 Technology Audit. Prior to the Closing, Jacada may, upon reasonable notice to Licensor and at Jacada's sole expense, inspect Licensor's facilities, its products and support efforts to evaluate and ensure compliance with this Agreement. Jacada may conduct such inspections either directly through its own employees or through an independent third party. Jacada will pay for any such inspection. All such inspections shall be subject to the confidentiality provisions of this Agreement.

5.0      OWNERSHIP AND PROPRIETARY NOTICES

         5.1 Licensed Technology. Licensor asserts that it is the sole and exclusive owner of the Licensed Technology and associated Intellectual Property Rights therein. Jacada agrees that, as between Licensor and Jacada, Licensor is the owner of the Licensed Technology and Licensor's associated Intellectual Property Rights. Notwithstanding the foregoing, nothing herein shall be deemed a transfer or license by Jacada of any Intellectual Property Rights that Jacada may now possess or acquire in the future which may cover any aspect of the Licensed Technology or the Derivative Works.

         5.2 Derivative Works. Subject to Licensor's underlying Intellectual Property Rights in the Licensed Technology, Jacada shall own all Derivative Works, Jacada Products and associated Intellectual Property Rights therein. Jacada may register the copyright in Derivative Works in its own name, identifying Licensor's interest in the Licensed Technology as required by applicable Copyright Office rules and regulations.

         5.3 Further Assurances. Each party hereby assigns to the other any Intellectual Property Rights in newly developed technology necessary to effect the allocation of ownership set forth in this Section 5.0 and shall take such reasonable additional actions as may be required, if any, to perfect the other's ownership interest in accordance herewith including, without limitation, the execution and delivery of necessary and appropriate instruments of assignment (in recordable form, where necessary). To this end, Licensor hereby irrevocably designates and appoints Jacada as its agent and attorney-in-fact to act for and in its behalf and stead to execute, register and file any such applications, and to do all other lawfully permitted acts to further the registration, prosecution and issuance of patents, copyrights or similar protections with the same legal force and effect as if executed by Licensor.

         5.4 Proprietary Notices. Jacada agrees to place on the Jacada Products or associated Documentation a general acknowledgement of the proprietary interests of Jacada's suppliers (but not specifically identifying Licensor). Jacada shall not remove any of Licensor's proprietary notices embedded in the Licensed Technology which are not visible to end users of the Jacada Products. Jacada may place its own copyright and other proprietary notices on the Jacada Products and/or any Derivative Works.

6.0      PAYMENTS.

         6.1 License Fee. In consideration of the licenses granted hereunder and subject to the terms and conditions of this Agreement, Jacada shall pay to Licensor as full consideration for such licenses and the covenants made in connection with the transactions contemplated hereby, a one-time license fee of One Million Five Hundred Thousand Dollars (US$1,500,000.00) (the "License Fee"), payable as follows:

                  (a) Jacada shall pay to Licensor the sum of $500,000.00 at Closing.


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                  (b)      Upon acceptance by Jacada of the deliverables
described in Section 13, Jacada shall pay to Licensor the sum of $700,000.00.

                  (c) Three (3) months after the date that the Jacada Product which incorporates the Licensed Technology is made generally available by Jacada, Jacada shall pay to Licensor the sum of $300,000.00.

         6.2 Taxes. Licensor shall pay all taxes, levies, or duties associated with the delivery of the Licensed Technology or the payment of the License Fee by Jacada hereunder, whether based on gross revenue, the delivery, possession, or use of the Licensed Technology or otherwise.

         6.3 Expenses. Whether or not the transactions contemplated hereunder are consummated, all fees and expenses incurred in connection with the negotiation or effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including without limitation all legal, accounting, financial, advisory, consulting and other fees and expenses of third parties, shall be the obligation of the respective party incurring such fees and expenses.

7.0      MAINTENANCE AND SUPPORT SERVICES.

         7.1 Error Correction and Support Services. In consideration of the License Fee, Licensor shall provide or cause a third party reasonably acceptable to Jacada to provide to Jacada all error corrections for the Licensed Technology which are created by or for Licensor and remain under the control of Licensor.

         7.2 Transfer of Information. Licensor shall provide or cause a third party reasonably acceptable to Jacada to provide Jacada with reasonable assistance as necessary to enable Jacada to use and modify the Licensed Technology and support the Jacada Products as contemplated herein including, as may be reasonably required, provision of on-site training, engineering support and available technical documents which remains under Licensor's control. Jacada acknowledges and agrees that the individuals to be employed by Jacada as referred to in Section 2.2(c) hereof are intended to provide the transfer of information required herein in their capacity as employees of Jacada after the Closing.

8.0      TERM AND TERMINATION.

         8.1 Term of Agreement. The term of this Agreement shall be perpetual unless terminated sooner in accordance herewith.

         8.2      Termination Prior to Closing.

                  (a)      Pre-Close Termination. Except as provided in Section
8.3 below, this Agreement may be terminated and the transactions contemplated hereunder abandoned at any time prior to the Closing:

                           (i)      by mutual written consent of Jacada and
                  Licensor;

                           (ii) by Jacada or by Licensor if: (A) the Closing has not occurred by July 30, 2000; provided, however, that the right to terminate this Agreement under this Section 8.2(a)(ii) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of transactions contemplated hereunder to occur on or before such date and such action or failure constitutes a breach of this Agreement; (B) there shall be a final nonappealable order of a court of competent jurisdiction in effect preventing consummation of the transactions contemplated hereunder, or (C) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereunder by any government entity that would make consummation of the transactions contemplated hereunder illegal;


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                           (iii)    by Jacada if there shall be any action
                  taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereunder by any government entity, which would prohibit, materially restrict or otherwise affect Jacada's ability to utilize, practice or exercise the license grants to the Intellectual Property Rights in the Licensed Technology;

                           (iv) by Jacada if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Licensor and such breach has not been cured within ten (10) calendar days after written notice to Licensor (provided that no cure period shall be required for a breach which by its nature cannot be cured);

                           (v) by Jacada, at its sole option, prior to the Closing; or

                           (vi) by Licensor if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Jacada and such breach has not been cured within ten (10) calendar days after written notice to Jacada (provided that, no cure period shall be required for a breach which by its nature cannot be cured).

                  (b) Effect. In the event of termination of this Agreement as provided in Section 8.2(a), this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Jacada or Licensor, provided that each party shall remain liable for any breaches of this Agreement; provided further that, the provisions of Sections 6.3, 9.0, 14.0 and this
Section 8.2(b) shall remain in full force and effect and survive any termination of this Agreement.

         8.3      Termination After Closing.

                  (a) Post-Close Termination. If either party fails to comply with any material term of this Agreement, the other party may terminate this Agreement following sixty (60) days' written notice to the defaulting party specifying any such breach unless, within the period of such notice, all breaches specified therein are remedied. If the breach is one which, by its nature, cannot be fully remedied in sixty (60) days, the parties shall cooperate to prepare a mutually acceptable plan to cure the breach during which time and then pursuant to which breaching party shall undertake diligent good faith efforts to remedy the breach and continue to use reasonable, good faith and diligent efforts to promptly remedy the breach. If the parties are unable to agree upon a plan to remedy the breach following thirty (30) days and the breach remains unremedied, the non-breaching party may terminate this Agreement. If, after the parties have agreed upon a remedial plan, the breaching party, fails to comply with said plan, the non-breaching party may thereafter terminate this Agreement effective on written notice.

                  (b) Licensor's Insolvency. In the event Licensor becomes insolvent, enters into voluntary or involuntary bankruptcy, ceases to conduct business or assigns its interests in this Agreement to a third party creditor:
(i) Jacada may continue to exercise the license rights granted to it pursuant to
Section 4.0; and (ii) Jacada reserves all rights in the Licensed Technology and related materials to protect Jacada's interests therein pursuant to Section 365(n) (and any amendment thereto) of the U.S. Bankruptcy Code.

                  (c)      Effect of Termination or Expiration.

                           (i) Executory Obligations. In the event this Agreement expires or is terminated for any reason, the Parties' executory obligations to each other, except for any outstanding payments due, shall also terminate except as expressly provided in this Section 8.0.

                           (ii) Upon the expiration or termination of this Agreement for Licensor's material breach, Jacada shall continue to have the rights granted under Section 4.0 and
                  Section 7.0 with respect


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                  to the Licensed Technology. All licenses and sublicenses
                  granted by Jacada prior to such termination shall remain in full force and effect.

                  (d) Survival. Section 4.0 (License Grant), Section 5 (Ownership and Proprietary Notices), 9.0 (Confidential Information), 10.0 (Warranty), 11.0 (Indemnification), 12.0 (Limitation of Liability), and 14.0 (Miscellaneous) of this Agreement shall survive any termination or expiration of the Agreement.

9.0      CONFIDENTIAL INFORMATION

         9.1 Obligation. Except as provided and permitted in this Agreement, neither party may use, copy, distribute or disclose Confidential Information it receives from the party under this Agreement, without the prior written authorization of the disclosing party. Each party must hold in confidence Confidential Information received from the other and must protect the confidentiality thereof with the same degree of care that it exercises with respect to its own information of like importance, but in no event less than reasonable time, for the term of this Agreement (but in no event more than three
(3) years from the date of receipt of the Confidential Information). Neither party shall be liable for any inadvertent or unauthorized disclosure of Confidential Information, provided that it exercises at least the standard of care set forth above to prevent disclosure and takes reasonable steps to mitigate any damage and prevent further disclosure.

         9.2 Exceptions. Section 9.1 does not apply to any portion of the Confidential Information which a receiving party can demonstrate:

                  (a) is now, or hereafter becomes, through no act or failure to act on the part of receiving party, generally known in the computer industry;

                  (b) was possessed by the receiving party without an obligation of confidentiality at the time of receiving such Confidential Information;

                  (c) is rightfully obtained by the receiving party without restriction on disclosure; or

                  (d) is independently developed by receiving party without any use of the Confidential Information.

         9.3 Employee Access. Each party must inform its employees having access to the other's Confidential Information of restrictions required to comply with this Section. The employees shall be contractually required to comply with this Section. Each party agrees to provide notice to the other immediately after learning of or having reason to suspect a breach of any of the restrictions of this Section 9.0.

         9.4 Non-Solicitation, Licensor agrees that it will not solicit any Jacada employee for employment during the term of this Agreement or for three
(3) years thereafter.

         9.5 Legally Required Disclosures. The receiving party may divulge Confidential Information pursuant to statute, regulation or the order of a court of competent jurisdiction, provided that such party notifies the other party.

         9.6 Independent Development. Each party understands that the other may develop or receive information similar to the Confidential Information. Subject to copyrights and patent rights of each party, (i) either party may develop or acquire technology or products, for itself or others, that are similar to or competitive with the technology or products of the disclosing party; and (ii) each party is free to use (but not disclose to third parties) information which may be retained in the unaided memory of recipient's employees or contractors who have had access to the Confidential Information of the other party disclosed hereunder; provided, however, that information inherently disclosed in products shall not be subject to this limitation.


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         9.7      Distribution. Notwithstanding any other provision of this
Agreement, the parties acknowledge and agree that Jacada may distribute the Licensed Technology and Derivative Works thereof using any of Jacada's business models for distributing software.

         9.8 Publicity. Neither party shall disclose the existence or the terms and conditions of this Agreement to any third party, except as may be required to implement and enforce the terms of this Agreement, or as may be required by legal procedure or by law, or as may be required by an existing or potential investor, acquiring company, bank or other financial institution, under appropriate non-disclosure terms in connection with a merger, acquisition, financing, loan agreement or similar corporate transaction. Licensor shall not, without first obtaining the written consent of the other party, announce this Agreement in a press release or other promotional material.

10.0     WARRANTIES AND DISCLAIMER OF WARRANTY.

         10.1 Ownership and Non-infringement. As of the Effective Date and continuing thereafter, Licensor represents and warrants that (i) the Licensed Technology will not infringe or misappropriate any Intellectual Property Rights or trademarks of any third party; (ii) Licensor is the sole owner of the Licensed Technology and has the sole and exclusive right and power to enter into this Agreement and grant the licenses set forth herein; (iii) except for the license to Sun Microsystems, Inc. and its distributors in the United Kingdom, and Licensor's exclusive license grant to PCS, Licensor has not transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use any Intellectual Property Right in the Licensed Technology to any other person; and (iv) none of the Intellectual Property Rights in the Licensed Technology was developed by or on behalf of or using any grants or subsidies of any governmental entity.

         10.2 Conformity to Documentation. Licensor represents and warrants that the Licensed Technology conforms to the Technical Documentation in all material respects.

         10.3 Viruses. Licensor represents and warrants that the Licensed Technology and associated media contain no computer instructions designed to (a) disrupt, damage or interfere with use of computer or telecommunications equipment or facilities, or (b) disrupt or corrupt the use, operation or results of any computer program.

         10.4 Work Products. With respect to the consulting and development services to be provided and the Work Products to be developed under Section 13 hereof, Licensor represents and warrants that:

                  (a) the work to be performed hereunder shall be of the highest professional quality and will conform to generally accepted standards for software in the software development field. Any services performed by Licensor which are determined by Jacada to be of less than the highest professional quality or which contain errors or defects shall be corrected by Licensor without charge to Jacada;

                  (b) the Work Products will contain only (A) original material created by Licensor or (B) material which has been properly licensed from third parties and has been used by Licensor consistent with the licenses for such materials;

                  (c) the Work Products will be original works, and Licensor has not entered and will not enter into any contract or agreement which would prohibit or affect this Agreement or diminish Jacada's rights in and to the Work Product;

                  (d) the Work Products have not been assigned, transferred or otherwise encumbered, and the Work Products, or any portion thereof, do not infringe any patents, copyrights, trade secrets, or other proprietary rights of any third party, and Licensor has no reason to believe that any such infringement or claims thereof could be made by third parties;


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                  (e)      the Work Products shall conform to any specifications
or other documentation provided by Jacada to Licensor or developed by Licensor and approved by Jacada, including the specifications to be agreed upon by the parties in connection with Licensor's obligations under Section 13 hereof; and

                  (f) the Work Products have not been published, distributed or disclosed in a manner which would cause the loss of copyright protection under federal law or a loss of Jacada's ownership or trade secret rights in the Work Products.

         10.5 No Licenses to Competitors. Licensor warrants and agrees that during the term of this Agreement it will not license the Licensed Technology to any of the parties listed on Attachment 3 without the prior written consent of Jacada.

         10.6 Disclaimer. EXCEPT AS PROVIDED IN THIS AGREEMENT, LICENSOR DOES NOT MAKE ANY EXPRESS OR IMPLIED WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE WARRANTIES OF DESIGN, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.0.        INDEMNIFICATION

         11.1 Indemnification by Licensor. Licensor will indemnify, defend, and hold harmless at its expense, any and all claims, losses, liabilities, damages, costs and expenses, including reasonable attorneys' fees and expenses of investigation (hereinafter individually a "Loss" and collectively "Losses") incurred by Jacada directly or indirectly as a result of: (i) any claim made or action brought against Jacada to the extent that it is based on a claim that any use or distribution or sublicense of the Licensed Technology in accordance with this Agreement: (A) infringes any third party Intellectual Property Rights or trademarks; or (B) caused damage to Jacada or a third party; or (ii) any breach or inaccuracy of a representation or warranty of Licensor contained in this Agreement. Licensor will indemnify Jacada from any settlements, costs, damages and fees incurred by Jacada in such action which are attributable to such claim; provided that Jacada notifies Licensor in writing of the claim, permits Licensor to defend, compromise or settle the claim and provides all reasonably available information, assistance and authority to Licensor. Expenses incurred by Jacada hereunder will be reimbursed by Licensor.

         11.2 Indemnification by Jacada. Jacada will indemnify, defend, and hold harmless at its expense, any claim made or action brought against Licensor to the extent that it is based on a claim that any use or distribution of the Jacada Product in accordance with this Agreement: (i) infringes any third party intellectual property rights, provided however, that the claim is based upon the use and distribution of the Jacada Product and the claim is not based upon the unmodified Licensed Technology. Jacada will indemnify the Licensor from any settlements, costs, damages and fees incurred by the Licensor in such action which are attributable to such claim; provided that the Licensor notifies Jacada in writing of the claim, permits Jacada to defend, compromise or settle the claim and provides all reasonably available information, assistance and authority to Jacada.

         11.3 Exceptions. Licensor shall have no obligation to defend or indemnify Jacada for any claim based on the use of other than the then current release of the Licensed Technology which is provided to Jacada by Licensor, if such claim could have been avoided by the use of the current release of the Licensed Technology (which was similar in terms of product capabilities to the earlier version) and such version had been made available to Jacada on terms comparable to those applicable to prior releases (but without additional charge) but Jacada, with knowledge of the potential claim, chose to retain the prior version.

         11.3 Remedies. Should the Licensed Technology become, or in Licensor's reasonable opinion, be likely to become the subject of a claim of infringement of any Intellectual Property Rights associated with the Licensed Technology, Licensor shall, at its sole expense either: (i) procure for Jacada the right to continue to use the Licensed Technology; or (ii) replace or modify the Licensed Technology to make it non-infringing, provided that the same functions are performed by the replaced or modified Licensed Technology. If (i) or (ii) are not reasonably possible or are technically infeasible, respectively, Licensor shall so notify Jacada in writing and Jacada may elect, at its option, either to: (a) relinquish Jacada's license to use such Licensed Technology and Licensor shall fully refund to Jacada any amount paid for such Licensed Technology; or (b) continue to use the Licensed Technology; provided


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that Licensor shall have no further obligation to indemnify and defend Jacada following the date of such notice for such infringement and Jacada shall have no further obligation to pay any further fees to Licensor.

12.0     LIMITATION OF LIABILITY

EXCEPT FOR DAMAGES ARISING PURSUANT TO A BREACH OF SECTION 10 AND IN CONNECTION WITH EACH PARTY'S OBLIGATION OF INDEMNITY TO THE OTHER, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR AN AMOUNT IN EXCESS OF TWO TIMES (2X) THE TOTAL FEES PAID BY JACADA FOR THE LICENSED TECHNOLOGY NOR FOR ANY LOST REVENUES, PROFITS OR OTHER SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT, EVEN IF A PARTY HAS BEEN ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES. Notwithstanding the foregoing, the parties agree that Licensor's liability for the failure of Licensor to deliver or cause to be delivered acceptable deliverables under Section 13 hereof shall be limited to the amount of fees actually paid by Jacada to Licensor hereunder.

13.0     CONSULTING AND DEVELOPMENT SERVICES

         13.1 Services. For the License Fee set forth herein, Licensor agrees to provide or cause a third party reasonably acceptable to Jacada to provide the consulting and development services to integrate the Licensed Technology into the Jacada Products (the "Project") as more particularly described in a project plan to be developed by Licensor and accepted by Jacada prior to Closing (the "Project Plan"). The Project Plan shall include the Implementation Schedule described in Section 13.3. The materials resulting from Licensor's services are sometimes hereinafter referred to as "Work Product."

         13.2     Ownership.

                  (a) Licensor agrees that all work performed by it for Jacada or for including, without limitation, all software, code, and documentation as well as all program materials, flow charts, notes, outlines, and the like created in connection therewith and any Confidential Information developed or generated by Licensor in the course of working for Jacada, shall be the sole property of Jacada as its creation, translation, compilation or fixation in a tangible medium of expression. Licensor further agrees that any inventions or ideas in whole or in part conceived or made by it during or after the term of its provision of consulting services to Jacada which are made through the use of any of Jacada's Confidential Information or any of Jacada's equipment, facilities, or which result from any work performed by Licensor for Jacada, shall belong exclusively to Jacada and shall be considered part ofthe Work Product and Jacada's Confidential Information for purposes of this Agreement.

                  (b) Jacada shall own all right, title and interest in and to the Work Products, including all copyrights and proprietary rights therein. Licensor expressly acknowledges that the parties have agreed that all copyrightable aspects of the Work Product are to be considered "works made for hire" within the meaning of the Copyright Act of 1976, as amended (the "Act"), of which Jacada is to be the "author" within the meaning of such Act. All such copyrightable works, as well as all copies of such works in whatever medium fixed or embodied, shall be owned exclusively by Jacada as its creation, and Licensor hereby expressly disclaims any interest in any of them. Licensor expressly acknowledges that it is not a joint author and that the Work Products and all other work created by Licensor hereunder are not joint works under the Act.

                  (c) In the event (and to the extent) that any Work Product or any part or element thereof is found as a matter of law not to be a "work made for hire" within the meaning of the Act, Licensor hereby conveys and assigns to Jacada the sole and exclusive right, title and interest in the ownership to all such Work Products, and all copies of any of them, without further consideration, and agrees to assist Jacada to register, and from time to time to enforce, all patents, copyrights and other rights and protections relating to the Work Product and the Intellectual Property Rights therein in any and all countries. To that end, Licensor agrees to execute and deliver all documents requested by Jacada in connection therewith, and irrevocably designates and appoints Jacada as its agent and attorney-in-fact to act for and in its behalf and stead to execute, register and file any such applications, and to do all


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

other lawfully permitted acts to further the registration, prosecution and issuance of patents, copyrights or similar protections with the same legal force and effect as if executed by Licensor.

                  (d) Jacada does not wish to incorporate any unlicensed or unauthorized materials into its products. Therefore, Licensor agrees that it will not knowingly disclose to Jacada, or cause Jacada to use any information or material which is confidential to any third party unless Jacada has a written agreement with such third party or Jacada otherwise has the right to receive and use such information. Licensor will not incorporate into Licensor's work any materials which are subject to the copyrights of any third party unless Jacada has a written agreement with such third party or otherwise has the right to receive and use such information.

         13.3 Implementation Schedule. An implementation schedule shall be a part of the Project Plan and shall set forth the expectations of the parties as to the timing of the various stages of the Project and delivery of the Work Product (the "Implementation Schedule"). Licensor recognizes that time and timely performance are of the essence in this Agreement. Failure by Licensor to implement and integrate the Licensed Technology with the Jacada Products and complete the Project according to the Implementation Schedule shall result in expense and damage to Jacada. Additionally, Licensor shall use its best efforts to ensure that any such delay does not result in slippage of later deadlines.

         13.4     Acceptance Testing.

                  (a) Jacada shall conduct the acceptance tests provided for herein or agreed upon by the parties (the "Acceptance Tests") after Licensor has certified to Jacada in writing that Licensor's testing of the deliverables which are part of the Work Product is completed, and that the deliverables are fully operational and ready for acceptance testing by Jacada. The Acceptance Tests shall include verification of whether:

                  (i) the deliverables conform to the specifications and/or the requirements set forth in the Project Plan or other documents;

                  (ii) the Licensed Technology has been fully integrated into the Jacada Products, and that the integrated product is capable of running on a repetitive basis without failure and meets or exceeds the performance standards set by Jacada; and

                  (iii) any and all other criteria set forth in any agreed-upon specifications have been met.

                  (c) Following its receipt of the Licensor's certification, Jacada shall perform and conduct the Acceptance Tests. Jacada shall notify Licensor in writing whether the deliverable has passed the Acceptance Tests. Licensor personnel may be present at such Acceptance Tests at no cost to Jacada. All Acceptance Tests will be conducted in accordance with the Implementation Schedule.

                  (d) If any deliverable fails to pass the Acceptance Tests, Jacada shall so notify Licensor in writing specifying the nature of such failure, and Licensor shall have five (5) business days to correct such failure after which Jacada shall repeat the Acceptance Tests. If the deliverable again fails to pass the Acceptance Tests, Licensor acknowledges that Jacada shall have the option to (i) extend Licensor's right to continue attempting to cure the failures for a specified period of time, however, in no event shall such extension exceed a period of five (5) Business Days for each such extension, or
(ii) terminate the consulting and development services hereunder, in which event Jacada shall not owe the payment described in Section 6.1 (b) or (c).

14.0     MISCELLANEOUS

         14.1 Force Majeure. A party is not liable for non-performance of this Agreement, to the extent to which the nonperformance is caused by events or conditions beyond that party's control and the party gives prompt written notice to the other party and makes all reasonable efforts to perform; provided, however, that if Licensor fails to provide support or development for more than sixty (60) days, Jacada may offset amounts incurred by it as a result of such failure to perform against fees otherwise due hereunder.


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

         14.2 Severability. In the event that any part of this Agreement is found to be unenforceable, such part and the remainder shall continue in effect, to the extent permissible by law and consistent with the intent of the parties as of the Effective Date.

         14.3 Relationship of the Parties. No employees, consultants, contractors or agents of one party shall, as a result of this Agreement, be considered agents, employees, partners, franchisees or joint venturers of the other party, nor do they have any authority to bind the other party by contract or otherwise to any obligation. They will not represent to the contrary, either expressly, or implicitly.

         14.4 Choice of Law: Jurisdiction and Venue. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Georgia (except that body of law controlling conflict of laws) and specifically excluding from application to this Agreement that law known as the United Nations Convention on the International Sale of Goods. The parties hereby exclusively and irrevocably submit to, and waive any objection against the personal jurisdiction of the United States District Court for the Northern District of Georgia, and the state courts of the State of Georgia for Fulton County.

         14.5 Import and Export Laws. Licensed Technology, including without limitation, technical data, is subject to U.S. export control laws and may be subject to export or import regulation in other countries. The parties agree to comply strictly with all such regulations and acknowledge that they have the responsibility to obtain such licenses to export, re-export or import the Licensed Technology as may be required.

         14.6 Notices. All notices required hereunder must be in writing and receipt must be confirmed. Notices required with respect to Term and Termination and Indemnification must be provided by express courier. Notices shall be provided to the addressesses set forth in the preamble of this Agreement. In addition, any notice from Licensor to Jacada should be sent to Jacada Inc., 400 Perimeter Center Terrace, Suite 195, Atlanta, GA 30346 USA, Attention: General Counsel.

         14.7 No Exclusive Remedy. Unless specifically designated, nothing in this Agreement shall be construed as an exclusive remedy.

         14.8 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which will constitute one agreement.

         14.9 Construction. This Agreement has been negotiated by the parties and by their respective counsel. This Agreement will be interpreted without any strict construction in favor of or against either party. The original of this Agreement has been written in English, and such version shall be the governing version of the Agreement. To the extent allowed under applicable law, Licensor waives any right it may have, if any, under any law or regulation to have this Agreement written in a language other than English.

         14.10 Entire Agreement. This Agreement, including all Attachments hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings or agreements, written or oral regarding such subject matter.

         14.11 Amendment and Waiver. Unless otherwise provided herein, this Agreement may not be modified, amended, or rescinded, in whole or part except by a written instrument signed by the duty authorized representatives of both parties. Failure to either party to enforce any provision of this Agreement shall not be deemed a waiver of future enforcement of that or any other provision. A waiver shall be effective upon execution by the waiving party.

         14.12 Assignment. Neither party may assign or otherwise transfer any of its rights or obligations under this Agreement, without the prior written consent of the other party, except that Jacada may assign this Agreement to any of its subsidiaries or an affiliated company.


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

         14.13 No Third Party Beneficiaries. This Agreement is made for the benefit of the parties, and not for the benefit of any third parties unless otherwise agreed to by the parties.

         14.4 Survival. The terms and conditions of this Agreement and the obligations, warranties and covenants of the parties set forth herein shall survive the Closing.

         IN WITNESS WHEREOF the parties have caused this Agreement to be signed by their duly authorized representatives.

JACADA LTD.                                  CORTLANDT READE TECHNICAL
                                                    CORPORATION


By: /s/                                      By: /s/
   ----------------------------------           --------------------------------

Name: Gideon Hollander                       Name: Pinchus Geller
      -------------------------------              -----------------------------
Title: CEO                                   Title: President
       ------------------------------               ----------------------------


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